UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25                  SEC FILE NUMBER
                                                                    0-24687
                           NOTIFICATION OF LATE FILING          ---------------
                                                                 CUSIP NUMBER
                                                                 830857-10-8

(Check One): |_|Form 10-K |_|Form 20-F |_|Form 11-K |X|Form 10QSB |_|Form N-SAR

     For Period Ended: September 30, 1998
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     NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
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     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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     PART I -- REGISTRANT INFORMATION
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     Full Name of Registrants: SkyLynx Communications, Inc.
     Former Name if Applicable

     103 Sarasota Quay
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     Address of Principal Executive Offices (Street and Number)

     Sarasota, Florida 34236
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     City, State and Zip Code

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PART II - RULES 12b-25(b) AND (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed (Check box if appropriate)
  _
 |X|   (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without
  _         unreasonable effort or expense;
 |_|   (b)  The subject quarterly report on Form 10-Q will be filed on or before the fifth calendar day following the
  _         prescribed due date; and
 |_|    (c)  The accountant's statement or other exhibit required by
            Rule 12(b)-25(c) has been attached if applicable.

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PART III -- NARRATIVE
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State below in reasonable detail the reasons why the Form 10-Q could not be filed within the prescribed time period. (Attach Extra Sheets If Needed)

"The accountants have only recently completed the accruals necessary for the financial statements. Because of delay in completing these adjustments, the Registrant does not have sufficient time to meet filing requirements for Form 10-QSB and to complete the financial/accounting requirements by the due date."

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PART IV --OTHER INFORMATION
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(1) Name and telephone number of person to contact in regard to this notification:

     Jeff Mathias                                                   941 366-4747
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(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is
     no, identify report(s).                                 _         _
                                                            |X|  Yes  |_| No

     "Annual Report on 10KSB is in final review and will be filed during week end November 20, 1998."
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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof?                                                _         _
                                                            |_|  Yes  |X| No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

SKYLYNX COMMUNICATIONS, INC., has caused this notification to be signed on their behalf by the undersigned hereunto duly authorized.


Date November 13, 1998            By /s/ Jeff Mathias
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                                         Jeff Mathias
                                         President